Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aadi Bioscience, Inc.

Pacific Palisades, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 17, 2022, relating to the consolidated financial statements of Aadi Bioscience, Inc (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

March 17, 2022

San Diego, California